Exhibit 10.21
BROOKDALE SENIOR LIVING INC.
NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION PLAN

ARTICLE I
GENERAL

Section 1.1    Establishment of the Plan. The Board of Directors (the “Board”) of Brookdale Senior Living Inc. (including any successor thereto, the “Company”) hereby establishes the Brookdale Senior Living Inc. Non-Employee Director Deferred Compensation Plan (as may be amended from time to time, the “Plan”) to provide certain benefits to non-employee directors of the Company who elect to participate in the Plan.

Section 1.2    Purpose of the Plan. The purpose of the Plan is generally to permit non-employee directors of the Company to defer Director Fees (as defined herein).

Section 1.3    Effective Date. The effective date of the Plan is December 12, 2022.

Section 1.4 Administration. The Plan shall be administered by the Committee (as defined herein).

Section 1.5    Eligibility. Each Director (as defined herein) shall be eligible to participate in the Plan; provided, however, that the Committee may from time to time, in its sole discretion with or without cause, revoke any or all Directors’ eligibility to participate in the Plan. Any such revocation shall not reduce any Deferred Compensation Benefits (as defined herein) to which the Director may be entitled at the time of such revocation. In addition, any such revocation shall not be effective until the first day of the Plan Year (as defined herein) following the Plan Year in which such revocation occurs.

ARTICLE II
DEFINITIONS

Section 2.1    Account. Account means, with respect to each Participant, the account maintained by the Company for such Participant in accordance with Article III hereof.

Section 2.2    Alternate Payee. Alternate Payee, means any spouse, former spouse, child or other dependent of a Participant who is recognized by a Domestic Relations Order as having a right to receive all, or a portion of, the benefits payable under this Plan to that Participant.

Section 2.3    Beneficiary. Beneficiary means the person or persons designated by a Participant as beneficiary hereunder in accordance with the provisions of Article IV.

Exhibit 10.21
Section 2.4     Change in Control. Change in Control shall mean a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the Company’s assets,” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations.

Section 2.5    Code. Code means the Internal Revenue Code of 1986, as the same may from time to time be amended.

Section 2.6    Committee. Committee means the Compensation Committee of the Board or, if none, the Board or another committee designated by the Board to discharge the duties of the Committee hereunder.

Section 2.7    Deferrals. Deferrals has the meaning ascribed to it in Section 3.1(a) hereof.

Section 2.8    Deferred Compensation Benefit. Deferred Compensation Benefit means, with respect to each Participant as of any date, such Participant’s vested benefit as determined pursuant to Article III hereof.

Section 2.9    Director. Director means each member of the Board who is not also an employee of the Company or any of its subsidiaries.

Section 2.10    Director Fees. Director Fees means the cash fees a Director is entitled to receive as compensation for services as a Director and includes, without limitation, retainer fees for service as a Director, chair of the Board, and chair of a committee of the Board, and fees for attendance at meetings of the Board and its committees.

Section 2.11    Disability. Disability means a Participant’s Separation from Service following (i) a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less that twelve (12) months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees.

Section 2.12    Domestic Relations Order. Domestic Relations Order means a judgment, decree or order (including approval of a property settlement agreement) which is made pursuant to a state domestic relations law, which relates to the provision of child support, alimony payments or marital property rights to an Alternate Payee, and which creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable to a Participant.

Section 2.13    Participant. Participant means any Director, who in compliance with the Plan, elects to participate in the Plan by making Deferrals hereunder.

Exhibit 10.21

Section 2.14    Payment Date(s). Payment Date(s) means, with respect to each Participant, the date of the payment of such Participant’s Deferred Compensation Benefits as elected in accordance with Section 3.2(a). Notwithstanding the foregoing, a payment shall be deemed to have been made to the Participant upon the Payment Date so long as such payment is made in accordance with the terms of Section 1.409A-3(d) of the U.S. Treasury Regulations.

Section 2.15    Plan Year. Plan Year means the calendar year.

Section 2.16    Separation from Service. Separation from Service shall mean a Participant’s “separation from service” as such term is defined under Section 1.409A-1(h) of the U.S. Treasury Regulations.

ARTICLE III
DEFERRED COMPENSATION BENEFITS

Section 3.1    Deferred Compensation Benefits.

(a)    Deferrals. From time to time, each Participant may file a written election with the Company directing the Company to reduce payment of such Participant’s Director Fees and to credit the amount of any such reduction (the “Deferrals”) to the Account established and maintained for such Participant, with respect to services performed during a Plan Year. Written elections hereunder shall be made in accordance with Section 409A of the Code, subject to the limitations set forth in Section 3.3, and shall include the information described in Section 3.2. Deferrals shall be credited to each Participant’s Account not later than thirty (30) days after the date on which the related Director Fees otherwise would have been paid.

(b)    Earnings. No earnings on Deferrals shall be credited to the Account of Participants.

(c)    Vesting. Each Participant shall at all times be 100% vested in the Deferrals credited to such Participant’s Account.

3.2    Payment of Deferred Compensation Benefits.

(a)    Payment Dates Generally. Each deferral election described in Section 3.1(a) shall also contain the Participant’s election regarding the Payment Date for the portion of Deferred Compensation Benefits to which such election relates. The Payment Date may be any date or time specified by the Participant or, if desired, no date may be selected. Except as otherwise set forth herein, a Participant shall be entitled to receive payment of any portion of Deferred Compensation Benefits upon the earliest to occur of the following: (A) thirty (30) days after the Participant’s Separation from Service; (B) thirty (30) days after the date of the Participant’s Disability; (C) thirty (30) days after the date of the Participant’s death; (D) if elected by the Participant, a fixed date designated in a properly executed election form; or (E) within ten (10) days after the closing date of a Change in Control.

Exhibit 10.21

(b)    Form of Payment. Each deferral election described in Section 3.1(a) shall be paid in a lump sum cash payment.

3.3    Deferral Elections; Modifications.

(a)    Deferral Elections Generally. Each written election described in Section 3.1(a) shall be made no later than December 31 of the year prior to the beginning of the Plan Year for which it is to be effective; provided, however, that in the year in which a Participant first becomes eligible to participate in the Plan, such election may be made within thirty (30) days after the Participant becomes eligible to participate, but such election shall be effective only with respect to compensation for services performed after the date the election is made. Any elections as to Payment Dates shall be irrevocable as to any Deferred Compensation Benefits that accrue while such elections are in effect; provided, that, a written election described in Section 3.1(a) shall automatically terminate on the earliest to occur of the termination of a Participant’s status as a Director for any reason or the termination of the Plan.

(b)    Certain Limitations on Deferrals. For each Plan Year, a Participant may defer an amount up to 100% of the Director Fees earned for services performed by the Participant during such Plan Year, subject to any election regarding such Director Fees made pursuant to the Company’s non-employee director deferred compensation program under the Amended and Restated Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan (as amended and/or restated from time to time). Except as otherwise provided in subparagraph (a), a Participant may defer hereunder only Director Fees that are earned for services performed on or after the date the election is filed with the Committee.

Section 3.4    Participants’ Accounts. The Company shall establish and maintain an Account for each Director and such sub-accounts as the Committee deems necessary or appropriate. Each Account so established shall be credited as appropriate for Deferrals with respect to such Deferrals and debited for any distributions from such Account.

Section 3.5    Permissible Delays in Payment. Distributions from a Participant’s Account may be delayed beyond the date payment would otherwise occur in accordance with the provisions of this Article III in any of the following circumstances as long as the Company treats all payments to similarly situated Participants on a reasonably consistent basis.

(a)    The Committee may delay payment if it reasonably anticipates that the making of the payment will violate federal securities laws or other applicable laws provided payment is made at the earliest date on which the Committee reasonably anticipates that the making of the payment will not cause such violation.

(b)    The Committee may delay payment during the periods specified in Section 6.3 for review and appeal of claims or during any other period while there is a bona fide dispute as to the amount or timing of such payment in accordance with Section 1.409A-3(g) of the U.S. Treasury Regulations.

Exhibit 10.21

(c)    The Company reserves the right to amend the Plan to provide for a delay in payment upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Section 3.6    Permitted Acceleration of Payment. The Committee may permit acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to a payment under the Plan provided such acceleration would be permitted by the provisions of Section 1.409A-3(j)(4) of the U.S. Treasury Regulations. The Committee shall not allow any Participant discretion with respect to whether a payment will be accelerated and shall not permit any election, direct or indirect, by a Participant as to whether the Committee exercises such discretion. Acceleration of payments to an Alternate Payee (but in no event to a Participant) shall be allowed at such times and in such amounts as specified in a Domestic Relations Order which is determined by the Committee to be valid and which does not require the Plan to pay benefits in excess of the balance of the Participant’s Account. The Committee may require that reasonable expenses incurred and paid by the Company in evaluating the Domestic Relations Order and complying with its terms shall be deducted from the Account of the Participant, to the extent permitted by Section 409A of the Code.

ARTICLE IV
BENEFICIARIES

Section 4.1    Beneficiary Designations. A designation of a Beneficiary hereunder may be made only by an instrument (in form acceptable to the Committee) signed by the Participant and filed with the Committee prior to the Participant’s death. In the absence of such a designation and at any other time when there is no existing Beneficiary designated hereunder, the Beneficiary of a Participant shall be the Participant’s estate. A person designated by a Participant as Beneficiary who dies or which ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant’s Beneficiary unless the Participant’s designation specifically provides to the contrary. If two or more persons designated as a Participant’s Beneficiary are in existence with respect to a single Deferred Compensation Benefit, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons, unless the Participant’s designation specifically provided to the contrary.

Section 4.2    Change in Beneficiary. A Participant may, at any time and from time to time, change a Beneficiary designation hereunder without the consent of any existing Beneficiary or any other person. Any change in Beneficiary shall be made by giving written notice thereof to the Committee and any change shall be effective only if received by the Committee prior to the death of the Participant.

Section 4.3    Distributions to Beneficiaries. The Beneficiary or Beneficiaries of a Participant shall be entitled to receive the unpaid Deferred Compensation Benefits to which the Participant was entitled at death, payable in a lump sum as soon as practicable following the date of the Participant’s death.

Exhibit 10.21
ARTICLE V
MISCELLANEOUS

Section 5.1    Liability of Company. Nothing in this Plan shall constitute the creation of a trust or other fiduciary relationship between the Company and any Participant, Beneficiary or any other person.

Section 5.2    Ownership of Assets; Relationship with Company. Notwithstanding anything herein to the contrary, Participants shall have no right, title or interest whatsoever in or to the Accounts or the Deferred Compensation Benefits. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant or any other person. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

Section 5.3    No Guarantee of Continued Status as Director. Nothing in this Plan shall be construed as guaranteeing future status as a Director to any Participant.

Section 5.4    Payment to Guardian. If a benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Section 5.5    Assignment. No right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary.

Section 5.6    Severability. If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.

Section 5.7    Expenses; Liability for Benefits. The Company shall be liable for the payment of the Deferred Compensation Benefits which are payable hereunder to the Participants and for the expenses of administering the Plan, as determined by the Committee.

ARTICLE VI
ADMINISTRATION OF PLAN

Section 6.1    Administration.

Exhibit 10.21
(a)    General. The Committee shall have sole and absolute discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to determine the rights and status under the Plan of Participants or other persons, to resolve questions or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. The Committee’s determination of the rights of any Director shall be final and binding on all persons, subject only to the appeal provisions outlined in Section 6.3 hereof.

(b)    Compliance with Tax Provisions. The Plan is intended to comply with the provisions of Section 409A of the Code (including the U.S. Treasury Regulations and other guidance issued thereunder), and the Committee shall interpret the Plan in a manner consistent therewith.

(c)    Delegation of Duties. The Committee may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Deferred Compensation Benefits, to a named administrator or administrators.

Section 6.2    Regulations. The Committee may promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Committee shall, subject only to the appeal provisions outlined in Section 6.3 hereof, be final and binding on all persons.

Section 6.3    Appeal Provisions. The Committee shall determine the rights of any Director or former Director to any Deferred Compensation Benefits hereunder. Any Director or former Director who believes that he or she has not received the Deferred Compensation Benefits to which he or she is entitled under the Plan may file a claim in writing with the Committee. The Committee shall, no later than 90 days after the receipt of a claim (unless special circumstances require an extension of up to 90 additional days, provided that written notice of the extension of time is given to the claimant within the first 90 day period), either allow or deny the claim in writing. If a claimant does not receive written notice of the Committee’s decision on the claim within the above mentioned period, the claim shall be deemed to have been denied in full.

A denial of a claim by the Committee, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:

(a)    the specific reasons for the denial;

(b)    specific reference to pertinent Plan provisions on which the denial is based;

Exhibit 10.21
(c)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)    an explanation of the claim review procedure.

A claimant whose claim is denied (or a duly authorized representative) may within 60 days after receipt of denial of a claim file with the Committee a written request for a review of such claim. If the claimant does not file a request for review of a claim within such 60‑day period, the claimant shall be deemed to have acquiesced in the original decision of the Committee on the claim. If such an appeal is so filed within such 60-day period, the Company (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant shall be given the opportunity to review documents that are pertinent to the claim and to submit issues and comments in writing.

The Company shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons. If the decision on review is not furnished to the claimant within the above‑mentioned time period, the claim shall be deemed to have been denied on review.

Section 6.4    Revocability of Committee/Company Action. Any action taken by the Committee with respect to the rights or benefits under the Plan of any Director or former Director shall be revocable by the Committee as to payments not yet made to such person, and acceptance of any Deferred Compensation Benefits under the Plan constitutes acceptance of and agreement to the Committee’s or the Company’s making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to him.

Section 6.5    Amendment. The Committee may at any time amend any or all of the provisions of this Plan, except that no such amendment may (a) reduce the balance of any Participant’s Account as of the date of such amendment, (b) change the time or form of distribution from a Participant’s Account or (c) materially change the provisions of the Plan applicable to a Participant’s Account upon a Change in Control, without the prior written consent of such Participant. Any amendment shall be in the form of a written instrument executed by an officer of the Company pursuant to a resolution adopted by the Committee. Subject to the foregoing provisions of this Section 6.5, such amendment shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution.

Section 6.6    Termination. The Committee, in its discretion, may terminate this Plan and pay amounts due hereunder to the full extent permitted by and in accordance with Section 409A of the Code (including, but not limited to, Section 1.409A-3(j)(4)(ix) of the U.S. Treasury

Exhibit 10.21
Regulations), except that no such termination may (a) reduce the balance of any Participant’s Account as of the date of such termination or (b) materially change the provisions of the Plan applicable to a Participant’s Account upon a Change in Control, without the prior written consent of such Participant. Any such termination shall be expressed in the form of a written instrument executed by an officer of the Company pursuant to a resolution adopted by the Committee. Subject to the foregoing provisions of this Section 6.6, such termination shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution. Written notice of any termination shall be given to the Participants as soon as practicable after the instrument is executed.

[Signature page to Follow]

Exhibit 10.21
Executed this 12th day of December, 2022.

BROOKDALE SENIOR LIVING INC.

     By: /s/ Lucinda M. Baier
     Name: Lucinda M. Baier

     Title: President and Chief Executive Officer